Exhibit 99.1


                    First Montauk Obtains New Credit Facility

December 10, 2007 -- Red Bank, NJ -- First Montauk Financial Corp. (OTCBB: FMFK) announced today that it has closed on a Note Purchase Agreement with AEFC-FMFK Investment Corp. ("AEFC-IC") for an amount of up to $2,000,000. The transaction closed on December 7, 2007, and FMFK received an initial payment of $1,000,000. At the discretion of FMFK, an additional $1,000,000 may be drawn down beginning on February 1, 2008.

In conjunction with the initial funding, FMFK has issued to AEFC-IC a $2,000,000 principal sum Secured Convertible Promissory Note (the "Note") of which $1,000,000 is outstanding at this time. The Note holder will receive ten percent interest and the Note is convertible into shares of FMFK common stock at $0.35 per share beginning July 1, 2008 if not prepaid prior to such date. The Note matures on December 31, 2008, and is prepayable by FMFK at any time prior to July 1, 2008 subject to an escalating prepayment penalty tied to the prepayment date, if any. The Note contains anti-dilution protection in the event that FMFK raises capital from alternate sources during the term of the Note at a conversion price below $0.35 per share.

Victor K. Kurylak, President and CEO of First Montauk Financial Corp commented, "We are pleased to complete this transaction with AEFC-IC. The credit facility will provide us with additional working capital to fund the continued growth and development of our company."

Montauk Financial Group is a service mark of First Montauk Securities Corp., Member FINRA/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. Additional information is available at the Company's website at www.montaukfinancial.com.


The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.


Contact:

First Montauk Financial Corp.
Victor K. Kurylak, President and Chief Executive Officer
(800) 876-3672, ext. 4230 info@montaukfinancial.com

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